KRONOS WORLDWIDE, INC. ANNOUNCES A PRICE INCREASE FOR ALL TITANIUM DIOXIDE PRODUCTS SOLD IN EUROPE

CRANBURY, NEW JERSEY – July 28, 2011 – Kronos Worldwide, Inc. (NYSE:  KRO) today announced a price increase for all titanium dioxide products sold in Western Europe, Eastern Europe and Turkey.

Effective September 1, 2011, or as permitted by contract, prices for all Kronos® titanium dioxide products sold in Western Europe and Turkey will be increased by a minimum of 500 Euro per metric ton (or equivalent in other currencies).

In the US dollar markets of Eastern Europe the price increase will be 700 US$ per metric ton.

This increase is in addition to the increases previously announced.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

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